Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Inspire Veterinary Partners, Inc. (the “Company”) of our report dated March 31, 2025, relating to the consolidated financial statements as of December 31, 2024 and 2023 and for the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

June 20, 2025